Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WHITEHAWK INCOME CORPORATION

(originally incorporated on February 18, 2022)

Whitehawk Income Corporation, a Delaware corporation, certifies as follows:

First: The corporation has not received payment for any of its stock.

Second: The certificate of incorporation of the corporation is amended and restated to read in its entirety as follows:

I.

The name of this corporation is Whitehawk Income Corporation (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware 16192 Coastal Highway, in the City of Lewes, County of Sussex, 19958. The name of the registered agent of the Corporation at such address is Harvard Business Services, Inc.

III.

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 6,400,000, consisting of 6,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) and 400,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The class of Common Stock shall be divided into three series: 3,000,000 shares of Common Stock are designated as Class A Common Stock (“Class A Common Stock”), 2,850,000 shares of Common Stock are designated as Class I Common Stock (“Class I Common Stock”) and 150,000 shares of Common Stock are designated as Class T Common Stock (“Class T Common Stock”).

B. The Board of Directors of the Corporation (the “Board”) is expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

C. A share of Class T Common Stock (or fraction thereof) shall automatically convert into a share (or equal fraction) of Class I Common Stock on such date and time, as determined by the Corporation or its designee, on or after the date on which the total amount of selling commissions, placement agent fees and trail commissions in respect of such share of Class T Common Stock paid to the placement agent in the offering in which such share of Class T Common Stock was sold equals 9.6% of the gross proceeds of such offering.

D. A stockholder of the Corporation may not sell, assign or transfer all or a portion of its shares without the prior written consent of the Corporation, which consent may be withheld in the Corporation’s sole and absolute discretion; provided that a stockholder may, without such consent, transfer all or a portion of such stockholder’s shares by succession or testamentary disposition upon the death of such stockholder.

V.

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board, and the directors comprising the Board need not be elected by written ballot.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is authorized to amend or repeal the Bylaws of the Corporation.

C. The Corporation shall not be governed by or subject to Section 203 of the DGCL

VI.

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this paragraph shall apply to or have any effect on the liability of a director for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then this paragraph should be read to eliminate or limit the liability of a director of the Corporation to the fullest extent permitted by the DGCL, as so amended.

VII.

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate oflncorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.